Exhibit 3.1

Third Amended and Restated Certificate of Incorporation

of

Science 37 Holdings, Inc.

1.	The name of the corporation is “Science 37 Holdings, Inc.” (the “Corporation”).

2.	The address of the Corporation’s registered office is The Corporation Trust Company, 1209 Orange Street, Wilmington 19801, in the County of New Castle. The Corporation Trust Company is the Corporation’s registered agent at that address.

3.	The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”). The Corporation shall have all power necessary or convenient to the conduct, promotion or attainment of such acts and activities.

4.	The Corporation shall have authority to issue a total of 1,000 shares of common stock, par value $0.0001 per share.

5.	In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

6.	The number of directors of the Corporation shall be such number as from time to time shall be fixed by, or in the manner provided in, the Bylaws of the Corporation. The election of directors of the Corporation need not be by written ballot.

7.	To the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

8.	The Corporation may indemnify, to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), any director or officer of the Corporation who was or is a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee, or in any other capacity while serving as a director, officer or trustee, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in this Article 8 with respect to Proceedings to enforce rights to advancement or indemnification, the Corporation shall indemnify, and shall advance expenses to, any such indemnitee in connection with a Proceeding (or part thereof) initiated by such indemnitee only if such Proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

9.	The Corporation shall have the power to indemnify, to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), any employee or agent of the Corporation who was or is a party or is threatened to be made a party to or is otherwise involved in any Proceeding by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, or trustee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee, or in any other capacity while serving as a director, officer or trustee, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in this Article 8 with respect to Proceedings to enforce rights to advancement or indemnification, the Corporation shall indemnify, and shall advance expenses to, any such indemnitee in connection with a Proceeding (or part thereof) initiated by such indemnitee only if such Proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

10.	Neither any amendment nor any repeal of Articles 7 through 9, nor the adoption of any provision of the Corporation’s Certificate of Incorporation that is inconsistent with Articles 7 through 9 as set forth herein, shall eliminate or reduce the effect of Articles 7 through 9 in respect of any matter occurring, or any cause of action, suit or proceeding accruing or arising or that, but for Articles 7 through 9, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

11.	The Corporation elects not to be governed by Section 203 of the DGCL.